English Translation

Exhibit 10.10
Translation of PetroChina International Co., LTD (CHINAOIL) SAP System Optimization Project Contract

Party A: PetroChina International Co., LTD (CHINAOIL)
China United Petroleum Co., LTD

Contract code:
Signed at: Beijing
Address:
Contact: Jiao Yu-Hui    Tel:

Party B: Pansoft (Jinan) Company Limited
Address: Storey 3, Qilu Software Park Building, High-tech Development Zone, Jinan
Contact: Ren Bingzhang    Tel:86-88871161
The signing date: January 14, 2008

Article 1 The project content, project implementation process and coverage

1. The two parties shall implement the contract, according to the working contents of the tender invitation of Petrochina International Co., LTD (CHINAOIL) SAP System Optimization Project and the procedure amendment contents and the module optimization contents as specified in the requirement list confirmed by the two parties;
2. Accomplish system configuration, testing, on-line preparation, on-line switch and monthly support work to serve an extra 10 companies of Part A;
3. finish up the remaining issues in the process of the initial implementation according to the confirmed requirement list;
4. Provide system knowledge training like background configuration to key users, and support the key users with their training operators;
5. Provide needed remote technical support and network service support in accordance with the actual conditions, or provide on-site technical support, depending on the nature of the problem;
6 The requirement documents and the project implementation schedule(which provides the deadline of the project) delivered at the analysis stage and confirmed by the two parties serve as the annex to this Contract;

Article 2 The total amount, payment terms and the implementation process
The total amount of this Project: nine hundred and twenty thousand ( RMB 920,000.00);
1 Within seven working days after this Contract coming into force, Party A shall pay Party B 30 percent of the total contract price, two hundred and seventy-six thousand yuan (RMB 276,000);
2 In addition to BW / BCS modules, within seven working days after completing the on-line switch and the first monthly support, Party A shall pay Party B another 30 percent of the total contract price, two hundred and seventy-six thousand yuan (RMB276,000);

3 Within seven working days after completing BW/BCS module on-line work, Party A shall pay Party B another 20 percent of the total contract price, one hundred and eighty-four thousand yuan (RMB 184,000);
4 Within seven working days after Party B has completely implemented the project and acquired Party A’s inspection, Party A shall pay Party B last 20 percent of the total contract price, one hundred and eighty-four thousand yuan (RMB 184,000);

Article 3 The acceptance criteria
1. It shall have been tested for no malfunction according to the contents in the tender invitation and the contents in the problem requirement list;
2. The system shall run normally and meet the operational needs of Party A;
3. Party B shall provide a complete requirement program of this project needs, design documents, configuration files and confirmed data conversion documents;
4. If Party B has passed the various acceptance stages, Party A shall issue the stage acceptance certificate for Party B.

Article 4 The duties and obligations of the two parties
(A) The duties and obligations of Party A
1. Party A shall assign special personnel to cooperate with Party B to carry out the study and implementation and be responsible for the internal coordination between the relevant departments of Party A;
2.Party A shall be responsible for providing the necessary venues for the implementation, the related hardware, and the system software, etc, and guarantee the supply of electricity and supplies;
3. Party A shall be responsible for selecting employees to participate in the operation training and manage to organize and manage the staff participants;
4. Party A shall ensure the accuracy and timeliness of basic data provided, and if adjustment necessary, ensure that the entering, reviewing, modifying and confirming are done before official operation;
5. Party A shall make the full and timely payment as per the Contract;
6. Party A shall keep confidential the materials related to Party B’s proprietary technology;
7. Under reasonable circumstances, Party A shall have the right to submit a written request for replacement if Party A holds that the engineers Party B has sent cannot meet the needs of the project.

(B) The duties and obligations of Party B
1. Party B shall provide qualified and experienced SAP and ABAP development consultants, research requirements and feasible program authorized by Party A;
2. Party B shall guarantee the quality of the entire project and assign specialized implementation engineers responsible for the implementation on the site;
3. Party B shall be responsible for the operation of training and evaluation of the staff Party A has appointed;
4. Party B shall help and cooperate with Party A for the trial operation;
5. Party B shall keep a secret of the related contents of business secrets involved Party A;
6. In the course of the implementation, when encountering major problems Party B cannot solve in time, Party B shall coordinate the related resources to solve the above problems under the premise of not affecting the overall program, and bear full related costs;
7. Under reasonable circumstances, Party B shall replace the staff within one week in accordance with the requirements of Party A;
8. If Party B plans to replace the consultants and development consultants, it shall be subject to the consent of Party A in advance;
9. Party B shall provide Party A with six-month free maintenance services related to this project, and the free maintenance period shall be calculated since Party A has issued the final acceptance certificate for Party B;

Article 5 Events of Termination
In the event of the following circumstances, Party A shall have the right to terminate this Contract after having noticed Party B in written 30 days in advance:
1. With the exception of force majeure, Party B has violated the relevant provisions of this Contract and failed to make corrections or compensate for the loss 30 days after Party A issued a violation notice.
2. The force majeure events has lasted more than [five] days;
3. Party B has its shareholders changed, entered bankruptcy proceedings or most of its assets have been seized, or detained;
4. Other conditions that this Contract has provided for early termination of this contract.

Article 6 Liabilities for breach of contract
1.If one party (the “default") has breached this Contract, resulting in any loss or damage to the other party (the "non-fault"), it shall compensate the other for all such loss, damage, costs and expenses.
2. Party B shall perform the contractual obligations strictly in accordance with the agreed terms of this Contract, and if delayed, it should pay Party A for the default payment, whose amount shall be [0.5%] of the total contract price set forth in Article 2 under this Contract.
3. Notwithstanding any other provisions of this Contract, Party A's total liability and compensation to Party B for breaching this Contract shall not exceed [0.5%] of the total contract price.

Article7. Dispute
     The two parties shall resolve the disputes through friendly consultation. If still unable to reach an agreement, any party may apply to Beijing Arbitration Commission for arbitration in accordance with the current arbitration rules when presented. The arbitration ruling is final and binding on both parties. During arbitration, other than the problems to be resolved in the arbitration process, the other parts of this Contract shall remain valid.

Article 8 Miscellaneous
1.On expiry of the free service to Party A, if it is necessary for Party B to continue to provide the on-site service or additional general modification to the features of the software, Party A shall pay Party B an annual service charge of RMB100,000 yuan. If the workload that Party A asks for additional system modification and the requirements increase is more than 10 persons/days, the two parties shall further consult on separate development fee.
2. Party B shall warrant that all the software and services provided by it do not infringe the intellectual property rights of any third party or other obligations of party B has for any third party (including but not limited to the violations of non-competition obligations or the agent activities beyond authorization, etc). If any claims, litigation or arbitration is launched by a third party against Party A due to the acquisition or use of the services Party B for any reason whatsoever, Party B shall indemnify Party A for its loss. and keep Party A unharmed.
3. The intellectual property of the software products completed under this Contract shall be shared by both Party A and Party B. Except for licensing its affiliates by Party A, no party is allowed to use the said intellectual property for any commcercial purpose or assign to any third party.
4. The annexes to this contract (the implementation schedule on SAP system optimization project of Petrochina International Co., LTD. Xls; the SAP system optimization project demand report of Petrochina International Co., LTD. doc) shall be a part of this Contract, with the same effect as the provisions in the main part of this Contract. If the Annex and the main part of this Contract are in conflict, the main part of this Contract, shall prevail.
5. Party B shall agree to keep confidential this Contract, the contents related to this Contract and all Party A’s information, materials, data, documents and other materials Party A has acquired under this Contract. Without the written consent from Party A, Party B shall not disclose them to the public. The above provisions of the confidentiality obligations shall be effective for the term of this contract and after termination of this Contract.
6. Other outstanding issues shall be resolved through friendly consultation by the two parties.

Article9. The integrity of this Contract
The relevant provisions and the annexes of this Contract shall be the overall contents of this Contract. The two parties have both confirmed reading this Contract and its annexes, and agreed that all previous verbal or written agreements, consultations and recommendations shall be replaced by this Contract and its annex provisions. Without the written consent of the two parties, there shall be no change to this Contract and its annexes based on the unilateral oral or written recommendations or explanations. If any change is need for this Contract and its annexes , it shall take the form of amendments subject to approval from both parties.

Article10. The effective date of this Contract
This Contract shall enter into force upon signing and sealing by the authorized representatives of the two parties. This Contract shall exist in four copies. The two parties shall hold two respectively with equal power. This contract shall be governed by The Contract Law of the People's Republic of China.

Part A: PetroChina International Co., LTD (CHINAOIL) China United Petroleum Co., LTD	Part B: Pansoft(Jinan) COmpany Limited
Signature (seal):	Signature (seal):
Bank:	Bank:
Account:	Account:4080696810001
Tax Code:	Tax Code:370112731728978
Tel:	Tel: 0531 88871159 Zip:250101
Add:	Add: Storey 3, Qilu Software Park Building, High-tech Development Zone, Jinan